Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE August 29, 2005 FINAL RELEASE	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Declares Dividend on Class A Common Stock

CORAL GABLES, Fla. — BankUnited Financial Corporation (Nasdaq:BKUNA), parent company of BankUnited FSB, today announced that its Board of Directors has declared a cash dividend of one-half cent ($0.005) per share to be paid on September 30, 2005, to stockholders of record as of September 15, 2005.

At this time, the dividend is not expected to cause an adjustment to the conversion rate of BankUnited’s 3.125% Convertible Senior Notes. On a cumulative basis, dividends may cause adjustments to the conversion rate in the future.

About BankUnited

BankUnited Financial Corporation (Nasdaq:BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida as measured by assets. BankUnited had assets of $9.9 billion at June 30, 2005. Serving customers in Miami-Dade, Broward, Palm Beach, Martin and Collier counties through 56 branches, BankUnited, FSB offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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